Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Patrick Lenow

Vice President, Communications

DineEquity, Inc.

818-637-3122

DineEquity, Inc. Reports Second Quarter Fiscal 2017 Results

Second Quarter 2017 Summary

•	GAAP EPS of $1.18

•	Adjusted EPS (Non-GAAP) of $1.30

•	Domestic system-wide comparable same-restaurant sales declined 2.6% at IHOP and declined 6.2% at Applebee’s

First Six Months of Fiscal 2017 Summary

•	GAAP EPS of $1.98

•	Adjusted EPS (Non-GAAP) of $2.51

•	Domestic system-wide comparable same-restaurant sales declined 2.1% at IHOP and declined 7.0% at Applebee’s

•	Generated cash from operating activities of approximately $20.9 million and adjusted free cash flow (Non-GAAP) of approximately $19.2 million

GLENDALE, Calif., August 10, 2017 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced financial results for the second quarter of fiscal 2017.

“We are investing in the empowerment of our brands by improving overall franchisee financial health, closing underperforming restaurants and enhancing the supply chain. We are focusing on operations and elevating the guest experience, whether in our restaurants or off-premise. We believe 2017 will be a transitional year for Applebee’s and we are making the necessary investments for overall long-term brand health and expect to see improvement over the next year,” said Richard J. Dahl, Chairman and interim Chief Executive Officer of DineEquity, Inc.

DineEquity, Inc.

Mr. Dahl added, “IHOP remains on solid ground, despite soft sales this quarter. I am optimistic about the growth in both effective franchise restaurants and system-wide sales. IHOP is currently rolling out initiatives to address the convenience needs of our guests, which are inclusive of online ordering as well as accelerating tests for delivery and development of an IHOP mobile application. We believe these will create enhanced revenue channels.”

Second Quarter of Fiscal 2017 Financial Highlights

•	GAAP net income available to common stockholders was $20.9 million for the second quarter of fiscal 2017, or earnings per diluted share of $1.18. This compares to net income available to common stockholders of $26.4 million, or earnings per diluted share of $1.45, for the second quarter of fiscal 2016. The decline in GAAP net income for the second quarter of 2017 compared to the same period of 2016 was mainly due to lower gross profit and higher income tax expense. The decrease in gross profit was due to a 6.2% decline in Applebee’s domestic system-wide comparable same-restaurant sales, an increase in bad debt expense, restaurant closures and a reduction in revenue recognized due to the collectability of Applebee’s franchisee royalties. These items were partially offset by a larger gain on the disposition of assets in the second quarter of 2017 compared to the same period of 2016. The impact of lower net income on earnings per diluted share was partially mitigated by fewer weighted average diluted shares outstanding for the second quarter of 2017 compared to the second quarter of 2016. Our effective tax rate for the second quarter of 2017 was 46.5% compared to 32.5% for the same quarter of 2016 primarily due to an increase in unrecognized tax benefits for deductions related to internal software development and the impact of new accounting guidance for share-based payments.

•	Adjusted net income available to common stockholders was $23.0 million, or adjusted earnings per diluted share of $1.30, for the second quarter of fiscal 2017. This compares to $28.8 million, or adjusted earnings per diluted share of $1.59, for the same period of fiscal 2016. The decrease in adjusted net income was mainly due to lower gross profit, as explained in the preceding paragraph. The impact of lower adjusted net income on adjusted earnings per diluted share was partially mitigated by fewer weighted average diluted shares outstanding. (See “Non-GAAP Financial Measures” below.)

•	General and administrative expenses were $37.4 million for the second quarter of fiscal 2017. This compares to approximately $36.5 million for the same quarter of fiscal 2016. The slight increase was mainly due to higher costs for professional services associated with investments in Applebee’s stabilization initiatives, partially offset by a decrease in personnel-related costs.

First Six Months of Fiscal 2017 Financial Highlights

•

GAAP net income available to common stockholders was $35.0 million for the first six months of fiscal 2017, or earnings per diluted share of $1.98. This compares to net income available to common stockholders of $51.6 million, or earnings per diluted share of $2.82, for the first six months of fiscal 2016. The decrease in GAAP net income was primarily due to lower gross profit.

DineEquity, Inc.

The decrease in gross profit was due to a 7.0% decline in Applebee’s domestic system-wide comparable same-restaurant sales, an increase in bad debt expense as well as restaurant closures and a reduction in revenue recognized due to the collectability of Applebee’s franchisee royalties. In addition, general and administrative expenses increased for the first six months of 2017 compared to the same period of 2016. These items were partially offset by a gain on the disposition of assets in the first six months of 2017 compared to a loss in the same period of 2016. The impact of lower net income on earnings per diluted share was partially mitigated by fewer weighted average diluted shares outstanding for the first six months of 2017 compared to the same period of 2016.

•	Adjusted net income available to common stockholders was $44.6 million, or adjusted earnings per diluted share of $2.51, for the first six months of fiscal 2017. This compares to $58.0 million, or adjusted earnings per diluted share of $3.17, for the first six months of fiscal 2016. The decrease in adjusted net income was mainly due to lower gross profit, as explained in the preceding paragraph. The impact of lower adjusted net income on adjusted earnings per diluted share was partially offset by fewer weighted average diluted shares outstanding. (See “Non-GAAP Financial Measures” below.)

•	General and administrative expenses were $87.7 million the first six months of fiscal 2017 compared to $75.9 million for the same period of fiscal 2016. The increase was primarily due to approximately $9 million of non-recurring cash severance and equity compensation charges incurred in the first quarter of 2017 related to the separation of our previous chief executive officer and higher costs for professional services associated with investments in Applebee’s stabilization initiatives, partially offset by a decline in recruiting and relocation costs as well as travel costs.

•	Cash flows from operating activities were $20.9 million for the first six months of fiscal 2017 compared to $53.9 million for the first six months of fiscal 2016. The decline was due to lower net income and unfavorable changes in net working capital. The unfavorable variance in working capital changes was mainly due to the timing of payments related to advertising funds. Adjusted free cash flow was $19.2 million for the first six months of fiscal 2017, compared to $56.4 million for the first six months of fiscal 2016. (See “Non-GAAP Financial Measures” below.)

Same-Restaurant Sales Performance

Second Quarter of Fiscal 2017

•	IHOP’s domestic system-wide comparable same restaurant sales declined 2.6% for the second quarter of 2017.

•	Applebee’s domestic system-wide comparable same-restaurant sales declined 6.2% for the second quarter of 2017.

First Six Months of Fiscal 2017

•	IHOP’s domestic system-wide comparable same restaurant sales decreased 2.1% for the first six months of fiscal 2017.

DineEquity, Inc.

•	Applebee’s domestic system-wide comparable same-restaurant sales decreased 7.0% for the first six months of fiscal 2017.

Financial Performance Guidance for Fiscal 2017

The following projections for fiscal 2017 are based on management’s expectations as of August 10, 2017. DineEquity reiterates its financial performance guidance for fiscal 2017 contained in the press release issued on May 2, 2017 and the Form 8-K filed on the same day, except for the revisions noted below.

•	Revised expectations for Applebee’s domestic system-wide same-restaurant sales performance to range between negative 6.0% and negative 8.0%. This compares to previous expectations of between negative 4.0% and negative 8.0%.

•	Revised expectations for IHOP’s comparable same-restaurant sales performance to range between negative 1.0% and negative 3.0%. This compares to previous expectations of between 0.0% to positive 3.0%.

•	Reiterates expectations for Applebee’s franchisees to develop between 20 and 30 new restaurants globally, the majority of which are expected to be international openings.

•	Revised expectations for Applebee’s closures to range between approximately 105 and 135 restaurants. This compares to previous expectations for closures of approximately 40 to 60 restaurants. The expected closures will be based on several criteria, including franchisee profitability, operational results and meeting our brand quality standards.

•	Revised expectations for IHOP franchisees and its area licensee to develop between 80 and 95 restaurants globally, the majority of which are expected to be domestic openings. This compares to previous expectations for development of 75 to 90 restaurants globally.

•	Revised expectations for IHOP closures to range between 20 and 25 restaurants. This compares to previous expectation for the closure of approximately 18 restaurants.

•	Revised expectations for Franchise segment profit to be between $302 million and $314 million. This compares to previous expectations of between $323 million and $338 million. This downward revision is primarily due to an expected contribution in the second half of 2017 of approximately $8 million to the Applebee’s national advertising fund to mitigate the decline in franchisee contributions, additional expected reserves for collectability of Applebee’s royalties, the revised guidance for both IHOP’s comparable same-restaurant sales and Applebee’s restaurant closures discussed above.

•	Reiterates expectations for the Rental and Financing segments to generate approximately $38 million in combined profit.

•

Revised expectations for general and administrative expenses to range between $166 million and $172 million, including non-cash stock-based compensation expense and depreciation of approximately $22 million. This compares to previous expectations for general and administrative

DineEquity, Inc.

expenses to range between $170 million and $177 million. The revised range is inclusive of approximately $10 million for Applebee’s stabilization initiatives in fiscal 2017, of which we expect that a substantial amount will not recur. The range also includes approximately $9 million of non-recurring cash severance and equity compensation charges incurred in the first quarter of fiscal 2017.

•	Reiterates expectations for interest expense to be approximately $62 million. Approximately $3 million is projected to be non-cash interest expense.

•	Reiterates expectations for weighted average diluted shares outstanding to be approximately 18 million shares.

•	Revised expectation for the income tax rate to be approximately 40%. This compares to previous expectations for approximately 38%. The expected increase is primarily due to the impact of new accounting guidance for share-based payments.

•	Revised expectations for cash flows provided by operating activities to range between $80 million and $90 million. This compares to previous expectations of between $98 million and $108 million. The expected decline compared to fiscal 2016 is primarily due to projections for lower segment profit, partially offset by lower general and administrative expenses as discussed above.

•	Revised expectations for capital expenditures to be roughly $14 million, an increase of $2 million from the previous guidance.

•	Revised expectations for adjusted free cash flow (See “Non-GAAP Financial Measures” below) to range between $76 million and $86 million. This compares to previous expectations of between $96 million and $106 million.

2017 Adjusted Free Cash Flow (Non-GAAP) Guidance Table

(In millions)
Cash flows from operations	$80 – 90
Approximate net receipts from notes and equipment contracts receivable	10
Approximate capital expenditures	(14)

Adjusted free cash flow (Non-GAAP)	$76 - 86

Investor Conference Call Today

DineEquity will host a conference call to discuss its results on the same day at 8:00 a.m. Pacific Time. To participate on the call, please dial (888) 771-4371 and reference passcode 45293838. International callers, please dial (847) 585-4405 and reference passcode 45293838. A live webcast of the call will be available at www.dineequity.com, and may be accessed by visiting Events and Presentations on the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A

DineEquity, Inc.

telephonic replay of the call may be accessed from 10:30 a.m. Pacific Time on August 10, 2017 through 8:59 p.m. Pacific Time on August 17, 2017 by dialing (888) 843-7419 and referencing passcode 45293838#. International callers, please dial (630) 652-3042 and reference passcode 45293838#. An online archive of the webcast will also be available on Events and Presentations under the Investors section of DineEquity’s website.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,700 restaurants combined in 19 countries and approximately 400 franchisees, DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s website located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s indebtedness; risk of future impairment charges; trading volatility and the price of the Company’s common stock; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; risks associated with locations of current and future restaurants; rising costs for food commodities and utilities; shortages or interruptions in the supply or delivery of food; ineffective marketing and guest relationship initiatives and use of social media; changing health or dietary preferences; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; fourth-party claims with respect to intellectual property assets; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; our dependence upon our franchisees; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; heavy dependence on information technology; the occurrence of cyber incidents or a deficiency in our cybersecurity; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

DineEquity, Inc.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders (Adjusted EPS)” and “Adjusted free cash flow.” “Adjusted EPS” is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Franchise and restaurant revenues	$122,987	$126,989	$246,565	$256,775
Rental revenues	30,124	30,830	60,589	62,239
Financing revenues	2,088	2,439	4,219	4,768

Total revenues	155,199	160,258	311,373	323,782

Cost of revenues:
Franchise and restaurant expenses	40,669	39,707	81,676	80,576
Rental expenses	22,681	23,030	45,347	46,261
Financing expenses	—	146	—	146

Total cost of revenues	63,350	62,883	127,023	126,983

Gross profit	91,849	97,375	184,350	196,799
General and administrative expenses	37,366	36,511	87,671	75,935
Interest expense	15,780	15,383	31,143	30,749
Amortization of intangible assets	2,500	2,500	5,000	4,980
Closure and impairment charges, net	2,701	3,291	2,918	3,726
(Gain) loss on disposition of assets	(6,243)	(48)	(6,352)	566

Income before income tax provision	39,745	39,738	63,970	80,843
Income tax provision	(18,465)	(12,909)	(28,327)	(28,471)

Net income	$21,280	$26,829	$35,643	$52,372

Net income available to common stockholders:
Net income	$21,280	$26,829	$35,643	$52,372
Less: Net income allocated to unvested participating restricted stock	(342)	(384)	(602)	(766)

Net income available to common stockholders	$20,938	$26,445	$35,041	$51,606

Net income available to common stockholders per share:
Basic	$1.18	$1.46	$1.98	$2.84

Diluted	$1.18	$1.45	$1.98	$2.82

Weighted average shares outstanding:
Basic	17,719	18,085	17,707	18,173

Diluted	17,725	18,188	17,721	18,280

Dividends declared per common share	$0.97	$0.92	$1.94	$1.84

Dividends paid per common share	$0.97	$0.92	$1.94	$1.84

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,346	$140,535
Receivables, net	97,487	141,389
Restricted cash	31,411	30,256
Prepaid gift card costs	37,364	47,115
Prepaid income taxes	7,458	2,483
Other current assets	6,584	4,370

Total current assets	292,650	366,148
Long-term receivables, net	136,276	141,152
Property and equipment, net	200,815	205,055
Goodwill	697,470	697,470
Other intangible assets, net	760,977	763,431
Deferred rent receivable	85,052	86,981
Non-current restricted cash	14,700	14,700
Other non-current assets, net	3,717	3,646

Total assets	$2,191,657	$2,278,583

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,931	$50,503
Gift card liability	115,516	170,812
Dividends payable	17,490	17,465
Accrued employee compensation and benefits	9,930	14,609
Current maturities of capital lease and financing obligations	13,946	13,144
Accrued advertising	13,121	6,369
Other accrued expenses	15,113	13,410

Total current liabilities	214,047	286,312
Long-term debt, net	1,284,354	1,282,691
Capital lease obligations, less current maturities	65,982	74,665
Financing obligations, less current maturities	39,393	39,499
Deferred income taxes, net	247,682	253,898
Deferred rent payable	66,795	69,572
Other non-current liabilities	21,920	19,174

Total liabilities	1,940,173	2,025,811

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, shares: 40,000,000 authorized; June 30, 2017 - 25,060,155 issued, 17,984,934 outstanding; December 31, 2016 - 25,134,223 issued, 17,969,636 outstanding	251	251
Additional paid-in-capital	292,387	292,809
Retained earnings	382,808	382,082
Accumulated other comprehensive loss	(107)	(107)
Treasury stock, at cost; shares: June 30, 2017 - 7,075,221; December 31, 2016 - 7,164,587	(423,855)	(422,263)

Total stockholders’ equity	251,484	252,772

Total liabilities and stockholders’ equity	$2,191,657	$2,278,583

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$35,643	$52,372
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	15,422	15,554
Non-cash interest expense	1,663	1,591
Deferred income taxes	(8,514)	(11,896)
Non-cash stock-based compensation expense	7,567	5,647
Tax benefit from stock-based compensation	—	1,169
Excess tax benefit from stock-based compensation	—	(865)
Closure and impairment charges	2,910	1,249
(Gain) loss on disposition of assets	(6,352)	566
Other	(2,067)	416
Changes in operating assets and liabilities:
Accounts receivable, net	(711)	880
Current income tax receivables and payables	(481)	5,291
Gift card receivables and payables	(14,121)	(18,311)
Other current assets	(2,215)	(1,424)
Accounts payable	(8,153)	8,544
Accrued employee compensation and benefits	(4,743)	(10,949)
Other current liabilities	5,046	4,077

Cash flows provided by operating activities	20,894	53,911

Cash flows from investing activities:
Additions to property and equipment	(6,945)	(1,931)
Proceeds from sale of property and equipment	1,100	—
Principal receipts from notes, equipment contracts and other long-term receivables	9,946	8,658
Other	(292)	(250)

Cash flows provided by investing activities	3,809	6,477

Cash flows from financing activities:
Dividends paid on common stock	(34,879)	(34,029)
Repurchase of common stock	(10,003)	(35,008)
Principal payments on capital lease and financing obligations	(7,170)	(6,853)
Tax payments for restricted stock upon vesting	(2,320)	(2,432)
Proceeds from stock options exercised	2,635	880
Excess tax benefit from stock-based compensation	—	865

Cash flows used in financing activities	(51,737)	(76,577)

Net change in cash and cash equivalents	(27,034)	(16,189)
Cash, cash equivalents and restricted cash at beginning of period	185,491	192,013

Cash, cash equivalents and restricted cash at end of period	$158,457	$175,824

DineEquity, Inc.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Executive separation costs; Kansas City Support Center consolidation costs; amortization of intangible assets; non-cash interest expense; closure and impairment charges; gain or loss on disposition of assets; the combined tax effect of the preceding adjustments; and income tax adjustments unrelated to current period operations, as well as related per share data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income available to common stockholders, as reported	$20,938	$26,445	$35,041	$51,606
Executive separation costs	—	—	8,782	—
Kansas City Support Center consolidation costs (1)	—	2,966	—	5,032
Amortization of intangible assets	2,500	2,500	5,000	4,980
Non-cash interest expense	836	800	1,663	1,591
Closure and impairment charges	2,701	820	2,918	1,255
(Gain) loss on disposition of assets	(6,243)	(48)	(6,352)	566
Income tax benefit (provision)	78	(2,605)	(4,564)	(4,967)
Income tax adjustments (2)	2,219	(2,002)	2,219	(2,002)
Net income allocated to unvested participating restricted stock	(36)	(35)	(156)	(97)

Net income available to common stockholders, as adjusted	$22,993	$28,841	$44,551	$57,964

Diluted net income available to common stockholders per share:
Net income available to common stockholders, as reported	$1.18	$1.45	$1.98	$2.82
Executive separation costs	—	—	0.31	—
Kansas City Support Center consolidation costs (1)	—	0.10	—	0.17
Amortization of intangible assets	0.09	0.08	0.17	0.17
Non-cash interest expense	0.03	0.03	0.06	0.05
Closure and impairment charges	0.09	0.03	0.10	0.04
(Gain) loss on disposition of assets	(0.22)	(0.00)	(0.22)	0.02
Income tax adjustments (2)	0.13	(0.11)	0.13	(0.11)
Net income allocated to unvested participating restricted stock	(0.00)	(0.00)	(0.01)	(0.00)
Rounding	—	0.01	(0.01)	0.01

Diluted net income available to common stockholders per share, as adjusted	$1.30	$1.59	$2.51	$3.17

Numerator for basic EPS-income available to common stockholders, as adjusted	$22,993	$28,841	$44,551	$57,964
Effect of unvested participating restricted stock using the two-class method	—	1	—	2

Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$22,993	$28,842	$44,551	$57,966

Denominator for basic EPS-weighted-average shares	17,719	18,085	17,707	18,173
Dilutive effect of stock options	6	103	14	107

Denominator for diluted EPS-weighted-average shares and assumed conversions	17,725	18,188	17,721	18,280

(1)	Includes $2,471 of lease termination costs for the three and six months ended June 30, 2016 reported in “closure and impairment charges” in the Consolidated Statements of Comprehensive Income.
(2)	2017: unrecognized tax benefits related to domestic manufacturing deductions taken in years prior to 2017; 2016: Adjustments to deferred tax balances primarily due to reduction of effective state tax rate because of Support Center consolidation.

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended
	June 30,
	2017	2016
	(In millions)
Cash flows provided by operating activities	$20.9	$53.9
Receipts from notes and equipment contracts receivable	5.2	4.4
Additions to property and equipment	(6.9)	(1.9)

Adjusted free cash flow	19.2	56.4
Dividends paid on common stock	(34.9)	(34.0)
Repurchase of DineEquity common stock	(10.0)	(35.0)

	$(25.7)	$(12.6)

DineEquity, Inc.

Restaurant Data

The following table sets forth, for the three and six months ended June 30, 2017 and 2016, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)
Applebee’s Restaurant Data
Effective Restaurants(a)
Franchise	1,984	2,028	1,995	2,029
Company	—	—	—	—

Total	1,984	2,028	1,995	2,029

System-wide(b)
Sales percentage change(c)	(7.5)%	(4.4)%	(8.1)%	(4.2)%
Domestic same-restaurant sales percentage change(d)	(6.2)%	(4.2)%	(7.0)%	(3.9)%
Franchise(b)
Sales percentage change(c)	(7.5)%	(3.4)%	(8.1)%	(3.2)%
Domestic same-restaurant sales percentage change(d)	(6.2)%	(4.2)%	(7.0)%	(3.9)%
Average weekly domestic unit sales (in thousands)	$44.2	$46.5	$44.7	$47.6

IHOP Restaurant Data
Effective Restaurants(a)
Franchise	1,565	1,510	1,559	1,508
Area license	166	165	166	165
Company	9	11	9	11

Total	1,740	1,686	1,734	1,684

System-wide(b)
Sales percentage change(c)	0.2%	2.5%	0.2%	2.4%
Domestic same-restaurant sales percentage change(d)	(2.6)%	0.2%	(2.1)%	0.8%
Franchise(b)
Sales percentage change(c)	0.5%	2.8%	0.6%	2.6%
Domestic same-restaurant sales percentage change(d)	(2.6)%	0.2%	(2.1)%	0.8%
Average weekly domestic unit sales (in thousands)	$36.3	$37.5	$36.6	$37.6
Area License (b)
Sales percentage change(c)	(1.4)%	0.5%	(2.6)%	0.4%

DineEquity, Inc.

(a)	“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)	“System-wide” sales are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and six months ended June 30, 2017 and 2016 were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In millions)
Reported sales (unaudited)
Applebee’s domestic franchise restaurant sales	$1,049.6	$1,134.2	$2,135.8	$2,323.2
IHOP franchise restaurant sales	739.2	$735.4	1,483.4	$1,474.3
IHOP area license restaurant sales	69.2	$70.2	141.7	$145.5

Total	$1,858.0	$1,939.8	$3,760.9	$3,943.0

(c)	“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)	“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP area license restaurants located in Florida.

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Restaurant Data

(unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Applebee’s Restaurant Development Activity
Beginning of period:	1,998	2,029	2,016	2,033

Franchise restaurants opened:
Domestic	4	2	5	7
International	4	3	4	4

Total franchise restaurants opened	8	5	9	11

Franchise restaurants closed:
Domestic	(33)	(6)	(52)	(12)
International	(5)	(1)	(5)	(5)

Total franchise restaurants closed	(38)	(7)	(57)	(17)

Net franchise restaurant reduction	(30)	(2)	(48)	(6)

Total Applebee’s restaurants, end of period	1,968	2,027	1,968	2,027

Domestic	1,811	1,873	1,811	1,873
International	157	154	157	154

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,564	1,509	1,556	1,507
Area license	167	164	167	165
Company(a)	10	11	10	11

Total IHOP restaurants, beginning of period	1,741	1,684	1,733	1,683

Franchise/area license restaurants opened:
Domestic franchise	9	13	20	19
Domestic area license	—	2	—	2
International franchise	8	2	12	3

Total franchise/area license restaurants opened	17	17	32	24

Franchise/area license restaurants closed:
Domestic franchise	(2)	(5)	(9)	(8)
Domestic area license	(1)	—	(1)	(1)
International franchise	(2)	(1)	(2)	(3)

Total franchise/area license restaurants closed	(5)	(6)	(12)	(12)

Net franchise/area license restaurant development	12	11	20	12

Refranchised from Company restaurants	9	1	9	1
Net franchise/area license restaurant additions	21	12	29	13

Summary - end of period
Franchise	1,586	1,519	1,586	1,519
Area license	166	166	166	166
Company	—	10	—	10

Total IHOP restaurants, end of period	1,752	1,695	1,752	1,695

Domestic	1,646	1,616	1,646	1,616
International	106	79	106	79

(a)	During the three months ending June 30, 2017, nine company-operated restaurants were refranchised and one was permanently closed.